EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

FOR

KENNETH BERNSTEIN

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 31, 2014 (the “Effective Date”), by and among Kenneth Bernstein, an individual residing in the State of New York (“Executive”), and Acadia Realty Trust, a Maryland real estate investment trust with offices at 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 (the “Trust”), and Acadia Realty Limited Partnership, a Delaware limited partnership with offices at 1311 Mamaroneck Avenue, White Plains, New York 10605 (the “Partnership” and together with the Trust, the “Company”).

RECITALS

WHEREAS, the Trust and Executive are currently parties to an Employment Agreement dated as of October 3, 1998, which was amended by a First Amendment dated as of January 1, 2001, a Second Amendment dated as of January 1, 2004, a Third Amendment dated as of January 1, 2006, a Fourth Amendment dated January 19, 2007, a Fifth Amendment dated August 5, 2008, a Sixth Amendment dated March 7, 2011 and a Seventh Amendment dated as of April 19, 2011 (the “Prior Agreement”).

WHEREAS, the Trust and Executive desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement and to add the Partnership as a party to the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.            Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to accept such continued employment upon the terms and conditions set forth in this Agreement.

2.            Employment Period.

(a)          Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment (the “Employment Period”) established under this Paragraph 2. The Employment Period shall be for a minimum term of three (3) years commencing on the Effective Date and ending on the third anniversary thereof. Upon the third anniversary of the Effective Date and each anniversary thereafter, the Employment Period shall automatically be renewed and extended for an additional one-year period until either (i) terminated by the Company pursuant to a written notice given to Executive in accordance with Paragraph 19 at least six (6) months prior to the effective date of such termination (the “Six Month Notice of Non-Renewal”), or (ii) Executive’s employment otherwise terminates hereunder; it being understood, however, that in no event shall any Six Month Notice of Non-Renewal be effective prior to the final day of the Employment Period.

(b)          Notwithstanding anything contained herein to the contrary, Executive’s employment with the Company may be terminated by the Company or Executive during the Employment Period other than as provided in sub-paragraph 2(a) hereof, subject to the terms and conditions of this Agreement.

3.            Services/Place of Employment.

(a)          Services. During the Employment Period, Executive shall hold the positions of President and Chief Executive Officer of the Trust and also serve as a member of the Board. Executive shall devote his reasonable best efforts and such business time, skill and attention to the business of the Company (other than absences due to vacation, illness, disability or approved leave of absence) as in the reasonable business judgment of Executive is necessary to perform such duties as are customarily performed by similar executive officers and as may be more specifically enumerated from time to time by the Board or Compensation Committee of the Board (the “Compensation Committee”); provided, however, that the foregoing is not intended to (x) preclude Executive from (i) owning and managing personal investments, including real estate investments, subject to the restrictions set forth in Paragraph 13 hereof or (ii) engaging in charitable activities and community affairs or (iii) serving on boards of directors listed in Schedule A, or (y) restrict or otherwise limit Executive from conducting real estate development, acquisition or management activities with respect to those properties described in Schedule A, attached hereto (the “Excluded Properties”), provided that the performance of the activities referred to in the preceding clauses (x) and (y) does not, in the reasonable business judgment of Executive, prevent Executive from devoting sufficient business time to the Company to carry out Executive’s duties as President, Chief Executive Officer and member of the Board.

(b)          Place of Employment. The principal place of employment of Executive shall be at the Company’s executive offices in White Plains, New York.

4.            Compensation and Benefits.

(a)          Salary. During the Employment Period, the Company shall pay Executive a minimum annual base salary in the amount of $568,500 (the “Annual Base Salary”) payable in accordance with the Company’s regular payroll practices. Executive’s Annual Base Salary shall be reviewed annually in accordance with the policy of the Company from time to time and may be subject to upward adjustment based upon, among other things, Executive’s performance, as determined in the sole discretion of the Compensation Committee. In no event shall Executive’s Annual Base Salary in effect at a particular time be reduced without his prior written consent.

(b)          Incentive Compensation/Bonuses. Following the end of each calendar year during the Employment Period (each such calendar year being referred to herein as an “Incentive Bonus Period”), Executive shall be considered for an incentive bonus (the “Incentive Bonus”) based upon Executive’s performance and the financial and operating results of the Company for such Incentive Bonus Period, which bonus shall be payable in such amount and at such time as the Compensation Committee shall recommend and the full Board (excluding Executive) shall determine, it being understood, however, that the Compensation Committee and the Board shall be guided by some of the following factors: (i) achieving stated goals of the Company; (ii) total return to shareholders; (iii) achieving FFO goals; and (iv) other similar measures of Executive’s performance. The Incentive Bonus may include both cash, restricted shares or units of partnership interest (“LTIP Units”) in the Partnership, and options to purchase common shares of beneficial interest, $0.001 par value of the Trust (“Common Shares”), as the Compensation Committee shall recommend and the full Board (excluding Executive) shall approve, in their sole discretion. Any such options shall be issued at the fair market value of the Common Shares and on other such terms as the Compensation Committee shall determine. The Incentive Bonus shall be paid no later than March 15 of the calendar year following the end of each calendar year during the Employment Period.

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(c)          Taxes and Withholding. The Company shall have the right to deduct and withhold from all compensation all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

(d)          Additional Benefits. In addition to the compensation specified above and other benefits provided pursuant to this Paragraph 4, Executive shall be entitled to the following benefits:

(i)          participation in the Trust’s Share Incentive Plans, the 401(k) Savings and Retirement Plan (subject to statutory rules and maximum contributions and non-discrimination requirements applicable to 401(k) plans) and such other benefit plans and programs, including but not limited to restricted stock, phantom stock and/or unit awards and any other incentive compensation plans or programs (whether or not employee benefit plans or programs), as maintained by the Company from time to time and made generally available to executives of the Company with such participation to be consistent with reasonable Company’s guidelines;

(ii)         participation in any health insurance, disability insurance, paid vacation, group life insurance or other welfare benefit program made generally available to executives of the Company; and

(iii)        reimbursement for reasonable business expenses incurred by Executive in furtherance of the interests of the Company. In no event shall any required reimbursement be paid to Executive later than the end of the calendar year following the year in which the expense was incurred.

(iv)        As further consideration for Executive agreeing to continue his employment and entering into this Agreement upon the terms set forth herein, including, without limitation, the terms relating to non-competition and non-solicitation set forth in Paragraph 13 below, subject to approval of the Compensation Committee, the Company will issue to Executive an award of full value shares (either restricted stock or LTIP Units) with an aggregate fair value of $3,000,000 at the time of grant (the “Equity Award”) based on the fair market value of the Common Shares at the time of grant. The Equity Award shall be evidenced by an award agreement which shall include, without limitation, the following provision: vesting in equal installments over a five (5)-year period on each of the first, second, third, fourth and fifth anniversaries of the grant date, subject to the continued employment of Executive with the Company.

In no event shall any required reimbursement be paid to Executive later than the end of the calendar year following the year in which the expense was incurred.

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5.            Termination of Employment and Change in Control.

(a)          Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)          Cause. The Company shall have the right to terminate Executive’s employment for Cause. “Cause” means Executive has: (A) deliberately made a misrepresentation in connection with, or willfully failed to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or willfully destroyed or failed to preserve documents or other materials known to be relevant to such investigation or the willfully induced others to fail to cooperate or to produce documents or other materials; (B) failed to perform his duties hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) which failure continues for a period of three (3) business days after written demand for corrective action is delivered by the Company specifically identifying the manner in which the Company believes Executive has not performed his duties; (C) engaged in conduct constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional customary and de minimis use of property for personal purposes; (D) materially violated a policy of the Company, including but not limited to a policy set forth in the Company Employee Handbook; (E) disparaged the Company, its officers, trustees, employees or partners; (F) solicited any existing employee of the Company above the level of an administrative assistant to work at another company; or (G) committed a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

(ii)         Death. Executive’s employment hereunder shall terminate upon his death.

(iii)        Disability. The Company shall have the right to terminate Executive’s employment due to “Disability” in the event that there is a determination by the Company, upon the advice of an independent qualified physician, reasonably acceptable to Executive, that Executive has become physically or mentally incapable of performing his duties under this Agreement and such disability has disabled Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

(iv)        Good Reason. Executive shall have the right to terminate employment for “Good Reason” upon the satisfaction of the following requirements: (i) notifying the Company of Good Reason within ninety (90) days of the initial existence of the Good Reason, (ii) providing the Company with at least thirty (30) days to correct such Good Reason, and (iii) upon the Company’s failure to take such corrective action within the thirty (30)-day period, giving the Company a Notice of Termination for Good Reason within sixty (60) days thereafter, with such Good Reason termination to be effective immediately upon delivery of the same to the Company. For purposes of this Agreement, “Good Reason” means any of the following without Executive’s written consent: (A) a material, adverse reduction in Executive’s duties, responsibilities or authority; (B) a ten percent or more reduction in Executive’s total compensation opportunity; (C) a material relocation of Executive’s office requiring Executive to increase his commuting time by more than one (1) hour; (D) a material breach of this Agreement that results from the Company’s failure to provide benefits comparable to those provided Executive on the Effective Date, other than any such failure which affects all comparable situated officers; or (E) any other material breach of this Agreement by the Company.

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(v)         Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause subject to the terms and conditions of this Agreement.

(vi)        Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason subject to the terms and conditions of this Agreement.

(vii)       Change in Control. Executive shall have the right to terminate his employment hereunder on or within twelve (12) months following a Change in Control for Good Reason. For purposes of this Agreement, “Change in Control” shall have the same meaning as set forth in the Trust’s Amended and Restated 2006 Share Incentive Plan.

(b)          Notice of Termination. Any termination of Executive’s employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. In the event of the termination of Executive’s employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

6.            Compensation Upon Termination of Employment By the Company for Cause or By Executive Without Good Reason. In the event the Company terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason, the Company shall pay Executive any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination and accrued vacation (“Accrued Benefits”). In addition, in such event, Executive shall be entitled to exercise any options which, as of the date of termination, have vested and are exercisable in accordance with the terms of the applicable option grant agreement or plan.

Except for any rights which Executive may have to Accrued Benefits through and including the date of termination, vested options and vested equity awards, the Company shall have no further obligations hereunder following such termination. The Accrued Benefits shall be payable in full immediately upon such termination.

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7.            Compensation Upon Termination of Employment Upon Death or Disability. In the event of termination of Executive’s employment as a result of either Executive’s death or Disability, the Company shall pay to Executive, his estate or his personal representative the following:

(i)          any Accrued Benefits through and including the date of termination; plus

(ii)         an amount equal to three (3) times Executive’s Annual Base Salary at the rate then in effect; plus

(iii)        an additional amount computed at an annualized rate equal to the average of the cash Incentive Bonuses awarded to Executive for each of the last two (2) calendar years immediately preceding the year in which Executive’s employment is terminated, pro-rated for the period beginning on the first day of the calendar year in which Executive is terminated and ending on the date of termination (“Unpaid Accrued Bonus”); plus

(iv)        a further amount equal to three (3) times the average of the total cash value of the bonuses (whether awarded as cash Incentive Bonuses or in restricted stock, the latter to be calculated as of the date of the award) awarded to the Executive for each of the last two (2) calendar years immediately preceding the year in which the Executive’s employment is terminated; plus

(v)         reimbursement of expenses incurred prior to date of termination (“Expense Reimbursement”). In no event shall any reimbursement be paid to Executive later than the end of the calendar year following the calendar year in which the expense was incurred.

Subject to any delay in payment required by Section 28 of this Agreement and in the event of termination of employment due to Disability, subject to Executive signing a separation agreement containing a general release of claims and non-disparagement provisions in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) and the Release becoming irrevocable, all within thirty (30) days of the date of termination, the aforesaid amounts shall be payable in cash as a lump-sum payment within thirty (30) days of termination of Executive’s employment for reasons described in this Section 7, provided that if the thirty (30) day period begins in one calendar year and ends in a second calendar year, the payment shall be made in the second calendar year, but in no event later than March 15 of the second calendar year. In the event of termination of employment due to Disability, Executive shall also receive continuation of health coverage for two (2) years following the date of termination on the same basis as health coverage is provided by the Company for active employees and as may be amended from time to time (“Medical Continuation”).

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In addition, all (A) incentive compensation payments or programs of any nature whether stock based or otherwise that are subject to a vesting schedule, including ,without limitation, restricted stock, phantom stock and LTIP Units granted to Executive (“Incentive Compensation”) shall immediately vest as of the date of such termination (“Vested Incentive Compensation”) and (B) options granted to Executive shall immediately vest as of the date of such termination (the “Vested Options”) and Executive shall be entitled at the option of Executive, his estate or his personal representative, within one (1) year of the date of such termination (but not later than the date on which each such option term would have expired in the absence of such termination of employment), to exercise any options which have vested (including, without limitation, by acceleration in accordance with the terms of this Agreement, the applicable option grant agreement or plan) and are exercisable in accordance with the terms of the applicable option grant agreement or plan and/or any other methods or procedures for exercise applicable to optionees. In the event of a conflict between any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

Except for any rights which Executive may have to all of the above including Accrued Benefits and Unpaid Accrued Bonus, Severance Salary, Vested Incentive Compensation, Vested Options, Expense Reimbursement, and in the event of a termination of employment due to Disability, Medical Continuation, the Company shall have no further obligations hereunder following such termination.

8.            Compensation Upon Termination of Employment By the Company Without Cause or By Executive for Good Reason. In the event the Company terminates Executive’s employment for any reason other than Cause (including termination pursuant to a Six Month Notice of Non-Renewal given and made effective in accordance with sub-paragraph 2(a) hereof), or Executive terminates his employment for Good Reason, subject to Executive signing the Release and the Release becoming irrevocable, all within thirty (30) days of the date of termination, the Company shall pay to Executive and Executive shall be entitled to receive the sum total of (A) Accrued Benefits and Unpaid Accrued Bonus, (B) an amount equal to three (3) times Executive’s Annual Base Salary at the rate then in effect, and (C) an amount equal to three (3) times the average of the total cash value of the bonuses (whether awarded as cash Incentive Bonuses or in restricted stock, the latter to be calculated as of the date of the award) awarded to Executive for each of the last two (2) calendar years immediately preceding the year in which Executive’s employment is terminated. Subject to any delay in payment required by Section 28 of this Agreement, the aforesaid amounts shall be payable in cash as a lump-sum payment within thirty (30) days of termination of Executive’s employment for reasons described in this Section 8, provided that if the thirty (30) day period begins in one calendar year and ends in a second calendar year, the payment shall be made in the second calendar year but in no event later than March 15 of the second calendar year.

In addition, Executive shall receive Medical Continuation for two (2) years following the date of termination. Executive shall also be entitled to receive Vested Incentive Compensation, Vested Options exercisable pursuant to the Vested Option Exercise Election and Expense Reimbursement. Executive understands that any options exercised more than ninety (90) days following the date of his termination of employment which were granted as incentive stock options shall automatically be converted into non-qualified options.

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Except as provided above, the Company shall have no further obligations hereunder following such termination. The parties both agree that the agreement to make these payments was consideration and an inducement to obtain Executive’s consent to enter into this Agreement. The payments are not a penalty and neither party will claim them to be a penalty. Rather, the payments represent a fair approximation of reasonable amounts due to Executive for the Employment Period.

9.            Change in Control.

(a)          Options and Incentive Compensation. Any Incentive Compensation and options granted to Executive that have not vested as of the date of a Change in Control shall immediately vest upon the date of the Change in Control. Neither the occurrence of a Change in Control, nor the vesting in any options as a result thereof shall require Executive to exercise any options. In the event of a conflict between any Incentive Compensation grant agreement or program or any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

(b)          Upon Termination. In the event Executive terminates his employment on or within twelve (12) months following a Change in Control for Good Reason or the Company terminates his employment without Cause, the Company shall pay to Executive, and Executive shall be entitled to, all the payments and rights Executive would have had if Executive had terminated his employment with Good Reason as set forth in Paragraph 8, subject to Executive signing the Release and the Release becoming irrevocable, all within thirty (30) days of the date of termination.

(c)          Additional Limitation.

(i)          Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A)         If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(B)         If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

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(ii)         For the purposes of this Section 9(c), “Threshold Amount” shall mean three (3) times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

The determination as to which of the alternative provisions of Section 9(c)(i) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Section 9(c)(i) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon Company and Executive.

10.          Mitigation/Effect on Employee Benefit Plans and Programs.

(a)          Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment. Amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive and such payment shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right which the Company may have against Executive or others.

(b)          Effect on Employee Benefit Programs. The termination of Executive’s employment hereunder, whether by the Company or Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s (i) welfare benefit plans including, without limitation, Medical Continuation as provided for herein and health coverage thereafter but only to the extent required by law, and on the same basis applicable to other employees and (ii) 401(k) Plan but only to the extent required by law and pursuant to the terms of the 401(k) Plan.

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11.          Confidential Information.

(a)          Executive understands and acknowledges that during his employment with the Company, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company. Executive shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Executive during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company’s prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Company or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Company or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b)          The term “Confidential Information” shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or its predecessors. For purposes of this Paragraph 11, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by either the Trust or the Partnership and any entity of which a majority of the economic interest is owned, directly or indirectly, by either the Trust or the Partnership.

12.          Return of Documents. Except for such items, which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company and at the direction of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Executive’s employment or at any time as requested by the Company.

13.          Non-compete and Non-solicit.

(a)          Executive agrees that without the prior written consent of a majority of the disinterested trustees of the Trust, obtained in accordance with the terms and procedures of the Declaration of Trust and Bylaws of the Trust and the Agreement of Limited Partnership of the Partnership and in accordance with applicable law, and except as provided in sub-paragraph 13(b), Executive shall not at any time during the Noncompetition Period (as hereinafter defined) engage in any way, directly or indirectly, in the Competitive Real Estate Business (as hereinafter defined), except in his capacity as an employee, trustee or director, officer or shareholder of the Trust or the Partnership. For purposes of this Paragraph 13, the term Competitive Real Estate Business shall mean the acquisition and ownership of shopping centers located in high barrier to entry, supply constrained markets and urban street retail investments in the first tier cities in the Eastern United States including Chicago. The “Noncompetition Period” shall be the period commencing on the Effective Date and ending on the date of Executive’s termination of employment with the Company; provided, however, in the event Executive terminates his employment without Good Reason prior to a Change of Control, the Noncompetition Period shall end on the date that is 15 months following the date of Executive’s termination of employment.

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(b)          Nothing contained in this Paragraph 13 shall preclude Executive from:

(i)          acquiring, whether by gift or otherwise, any property in the Competitive Real Estate Business or any interest therein from another member of Executive’s family or from any entity controlled thereby, provided, that if the acquisition of such property or interest would violate the foregoing limitations of this Paragraph 13, Executive shall offer to sell such property or interest to the Company at its fair market value (to be mutually agreed upon by the Company, as approved by the disinterested trustees, and Executive); or

(ii)         engaging in business activities in the Competitive Real Estate Business, or otherwise, of a passive nature (i.e., with no participation in a capacity as a general partner, or as a control person of a general partner, or the functional equivalent thereof); or

(iii)        continuing to engage in those activities in which Executive currently is engaged with respect to the assets described in Schedule A attached hereto.

(c)          Executive agrees that without the prior written consent of a majority of the disinterested trustees of the Trust, obtained in accordance with the terms and procedures of the Declaration of Trust and Bylaws of the Trust and Agreement of Limited Partnership of the Partnership and in accordance with applicable law, Executive shall not at any time during the Nonsolicitation Period (as hereinafter defined) (i) interfere with, disrupt, or attempt to disrupt, the relationship, contractual or otherwise, between the Company and its affiliates and any tenant, supplier or contractor or (ii) employ, recruit or otherwise solicit, induce or influence any person to leave the employment of the Company and its affiliates, either for himself, or for any other entity. The “Nonsolicitation Period” shall be the period commencing on the Effective Date and ending on the date of Executive’s termination of employment with the Company; provided, however, in the event Executive terminates his employment without Good Reason or is terminated by the Company with Cause, the Nonsolicitation Period shall end on the date that is 15 months following the date of Executive’s termination of employment.

14.          Remedies.

(a)          The parties hereto agree that the Company would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Paragraph 11, 12 or 13 of this Agreement. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of Paragraph 11, 12 or 13 of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

(b)          If the period of time, the area specified or the scope of activity restricted in Paragraph 13 above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or the scope of restricted activity shall be modified, or any or all of the foregoing so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

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15.          Indemnification/Legal Fees.

(a)          Indemnification. In the event Executive is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of Executive’s employment with or serving as an officer or trustee of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity, the Company shall indemnify, hold harmless and defend Executive to the fullest extent authorized by Maryland law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by Executive in connection therewith (including, without limitation, all legal fees incurred using counsel reasonably acceptable to Executive) and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company and shall inure to the benefit of his heirs, executors, and administrators. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such expenses; but only in the event that Executive shall have delivered in writing to the Company an undertaking to reimburse the Company for expenses with respect to which Executive is not entitled to indemnification. The provisions of this Paragraph shall remain in effect after this Agreement is terminated irrespective of the reasons for termination. The indemnification provisions of this Paragraph shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the by-laws of the Trust since it is intended that this Agreement shall expand and extend Executive’s rights to receive indemnity.

(b)          Legal Fees. If any contest or dispute shall arise between the Company and Executive regarding or as a result of any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed).

16.          Successors and Assigns.

(a)          The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain any such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if Executive terminated his employment hereunder within twelve (12) months of a Change in Control as set forth in Paragraph 9, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Agreement, “Company” shall mean the Trust and the Partnership as hereinbefore defined and any successor to all or substantially all of their business and/or their assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to Executive pursuant to this Paragraph 16 shall be paid to Executive in a single sum without discount for early payment immediately prior to the consummation of the transaction with such successor. Nothing in this Paragraph 16(a) shall be construed to interfere with the Company’s right to implement or pursue such succession.

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(b)          This Agreement and all rights of Executive hereunder may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. If Executive should die following the date of termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, including, without limitation, under any applicable plan, or otherwise to his legal representatives or estate.

17.          Timing of and No Duplication of Payments. All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In addition, Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

18.          Modification or Waiver. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

19.          Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Company at the address set forth above or Executive at his address as set forth in the Company’s records (or to such other address as shall have been previously provided in accordance with this Paragraph 19).

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20.         Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of New York except as to Paragraph 15(a), without regard to principles of conflicts of laws thereunder.

21.         Severability. Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of sub-paragraph 13(b) above, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

22.         Legal Representation. Each of the Trust, Partnership and Executive have been represented by counsel with respect to this Agreement.

23.         Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

24.         Headings. The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

25.         Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

26.         Survival of Agreements. The covenants made in Paragraphs 5 through 15 and 21 each shall survive the termination of this Agreement.

27.         Prior Agreements. Executive represents to the Company that (a) there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement, and (b) his execution of this Agreement shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound.

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28.          Section 409A.

(a)          Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)          All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)          To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)          The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ACADIA REALTY TRUST

By:	/s/ Robert Masters
Name: Robert Masters
Title: Senior Vice President

ACADIA REALTY LIMITED PARTNERSHIP

By:	ACADIA REALTY TRUST,
its General Partner

By:	/s/ Robert Masters
Name: Robert Masters
Title: Senior Vice President

/s/ Kenneth Bernstein
Kenneth Bernstein

SCHEDULE A

Board Positions:

BRT Realty Trust

Golub Capital BDC

Properties in which Executive has an interest as of the date of this Agreement:

None